Exhibit 99.1

Intrepid Announces Two Executive Appointments

DENVER, CO; December 12, 2019 — Intrepid Potash, Inc. (NYSE: IPI) announced today the appointment of Brian Stone as Chief Operating Officer, effective December 16, 2019, and Kyle Smith as General Counsel - Land, Minerals, Water, Oilfield Solutions and Government Affairs, effective December 30, 2019.

Mr. Stone will assume responsibility for Intrepid’s oilfield solutions segment and its water business and has been tasked with continuing the organic expansion of Intrepid’s mid-stream footprint. It is expected that he will gradually take on additional responsibilities for Intrepid’s other mineral operations.

Mr. Stone has spent 34 years in all phases of the oil and gas industry, most recently as Chief Operating Officer for Hupecol Operating Co., an international oil and gas company focused on South America and Europe. In that capacity, Mr. Stone managed international oil and gas operations, with an emphasis on developing mid-stream facilities, as well as heading the finance and business development roles for those companies.

Prior to joining Hupecol, Mr. Stone was employed by J.M. Huber Corporation, initially as Vice President of Energy Marketing and later as Chief Risk Officer. In those roles, Mr. Stone oversaw physical product marketing, transportation, gathering, commodity trading, and risk management. Mr. Stone began his career with Texas Eastern Transmission Corporation.

Bob Jornayvaz, Intrepid’s Executive Chairman, President, and CEO commented on the hiring: “I have known Brian for many years, and I am well aware of his success in managing and growing oil and gas operations across the upstream and mid-stream landscape, which we believe will provide direction and growth of Intrepid’s oilfield solutions segment. Brian’s background in managing commodity-related businesses will be invaluable in the management of Intrepid’s core potash and Trio® businesses. Brian also has a strong track record of securing, negotiating, and closing significant financial transactions throughout his career. I welcome Brian to the Intrepid team.”

As General Counsel - Land, Minerals, Water, Oilfield Solutions and Government Affairs, Mr. Smith will provide leadership and support of new activities related to our business development efforts as Intrepid continues to grow and diversify.

Mr. Smith has almost two decades of experience working in and for energy, mining, and natural resource companies in increasing levels of responsibility and leadership within business, legal, and executive teams. His clients have included BP, ConocoPhillips, Koch Industries, and Continental Resources. The last 15 years have been spent in roles of increasing responsibility in-

house including as Assistant General Counsel for Operations for a large independent upstream producer, Executive Vice President and General Counsel for a start-up pure-play oil and gas operator, and most recently as General Counsel for the Alaska Native Claims Settlement Act Regional Corporation, which has 40 subsidiaries in holding lines dedicated to mining, oilfield services, construction, commercial real estate, and government contracting.

Mr. Jornayvaz commented on the hiring of Mr. Smith: “It is through the several encouraging and productive conversations with Kyle that we knew he was the right person to bring on board to support the vision we have for growing Intrepid. We are excited about the experience Kyle brings from having contributed to executive, business development, and project teams across the energy value stream.”

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine and various oilfield services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Intrepid’s actual results in future periods to differ materially from anticipated or projected results.  Forward-looking statements in this press release include statements regarding the expectation for growing Intrepid’s business. An extensive list of specific material risks and uncertainties affecting Intrepid is contained in its Annual Report on Form 10-K for the year ended December 31, 2018, and other quarterly and current reports filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date of this press release, and Intrepid undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact

Matt Preston, Vice President - Finance

Phone: 303-996-3048

Email: matt.preston@intrepidpotash.com